As filed with the United States Securities and Exchange Commission on December 8, 2014

Registration No. 333-168039

Registration No. 333-144878

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-168039

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-144878

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kodiak Oil & Gas Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Broadway, Suite 2300 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Kodiak Oil & Gas Corp. 2007 Stock Incentive Plan

(Full title of the plan)

James J. Volker

Chairman, President and Chief Executive Officer

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

(303) 837-1661

(Name, address and telephone number, including area

code, of agent for service)

Copy to: Benjamin F. Garmer, III, Esq. John K. Wilson, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

Kodiak Oil & Gas Corp. (the “Company” or the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statements on Form S-8 (“Registration Statements”). This Amendment is being filed to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, without par value (the “Common Stock”), issuable by the Company pursuant to the Kodiak Oil & Gas Corp. 2007 Stock Incentive Plan, as amended, previously registered by the Company pursuant to the following registration statements:

•	Registration Statement on Form S-8 (Registration No. 333-144878) filed with the Securities and Exchange Commission on July 26, 2007; and

•	Registration Statement on Form S-8 (Registration No. 333-168039) filed with the Securities and Exchange Commission on July 9, 2010.

On December 8, 2014, pursuant to the Arrangement Agreement, dated as of July 13, 2014, among Whiting Petroleum Corporation (“Whiting”), 1007695 B.C. Ltd., a wholly-owned subsidiary of Whiting (“Whiting Sub”) and the Company (the “Arrangement Agreement”), Whiting Sub acquired all of the outstanding shares of the Company, and the Company became a wholly-owned subsidiary of Whiting (the “Arrangement”). Each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Arrangement was automatically converted into and became the right to receive 0.177 newly issued shares of common stock of Whiting, par value $0.001 per share (the “Exchange Ratio”).

As a result of the Arrangement, the restricted stock units, options and restricted stock awards under the Kodiak Oil & Gas Corp. 2007 Stock Incentive Plan were assumed by Whiting and converted automatically into restricted stock units, options and restricted stock awards denominated in shares of common stock of Whiting based on the Exchange Ratio and subject to terms and conditions substantially identical to those in effect at the effective time of the Arrangement. The Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remained unsold as of the effective time of the Arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 8, 2014.

KODIAK OIL & GAS CORP.

By:	/s/ James J. Volker
James J. Volker Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities indicated on December 8, 2014.

Signature	Title

/s/ James J. Volker James J. Volker	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael J. Stevens Michael J. Stevens	Vice President and Chief Financial Officer and Director (Principal Financial Officer)

/s/ Brent P. Jensen Brent P. Jensen	Controller and Treasurer (Principal Accounting Officer)

/s/ Bruce R. DeBoer Bruce R. DeBoer	Director

S-1